NUVEEN INVESTMENT TRUST II

MANAGEMENT AGREEMENT

SCHEDULE A

AMENDED AS OF NOVEMBER 15, 2006

The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

FUND	EFFECTIVE DATE	INITIAL TERM

Nuveen Rittenhouse Growth Fund	July 28, 2005	Until August 1, 2006

Nuveen NWQ International Value Fund	July 28, 2005	Until August 1, 2006

Nuveen NWQ Global All-Cap Fund	March 28, 2006	Until August 1, 2007

Nuveen Santa Barbara Growth Fund	March 28, 2006	Until August 1, 2007

Nuveen Santa Barbara Growth Opportunities Fund	March 28, 2006	Until August 1, 2007

Nuveen Santa Barbara Dividend Growth Fund	March 28, 2006	Until August 1, 2007

Nuveen Symphony All-Cap Core Fund	May 31, 2006	Until August 1, 2007

Nuveen Symphony Large-Cap Value Fund	May 31, 2006	Until August 1, 2007

Nuveen Symphony Small-Mid Cap Core Fund	May 31, 2006	Until August 1, 2007

Nuveen Symphony Mid-Cap Core Fund	May 31, 2006	Until August 1, 2007

Nuveen Symphony Large-Cap Growth Fund	November 15, 2006	Until August 1, 2008

Nuveen Tradewinds Global Resources Fund	November 15, 2006	Until August 1, 2008

NUVEEN INVESTMENT TRUST II

MANAGEMENT AGREEMENT

SCHEDULE B

AMENDED AS OF NOVEMBER 15, 2006

a.	Compensation pursuant to Section 7 of this Agreement shall be calculated with respect to each Fund in accordance with the following schedule applicable to the average daily net assets of the Fund: Each Fund’s Management Fee will equal the sum of a Fund-Level Fee and a Complex-Level Fee. Certain Funds are subject to expense limitations as described in this Schedule.

b.	The Fund-Level Fee for each Fund shall be computed by applying the following annual rate to the average total daily net assets of the Fund:

Average Total Daily Net Assets	Rate	Rate	Rate	Rate	Rate	Rate
	Nuveen Rittenhouse Growth Fund	Nuveen NWQ International Value Fund	Nuveen NWQ Global All- Cap Fund	Nuveen Santa Barbara Growth Fund	Nuveen Santa Barbara Growth Opportunities Fund	Nuveen Santa Barbara Dividend Growth Fund
For the first $125 million	.6500%	.8500%	.7500%	.7000%	.8000%	.6000%
For the first $125 million	.6375%	.8375%	.7375%	.6875%	.7875%	.5875%
For the next $250 million	.6250%	.8250%	.7250%	.6750%	.7750%	.5750%
For the next $500 million	.6125%	.8125%	.7125%	.6625%	.7625%	.5625%
For the next $1 billion	.6000%	.8000%	.7000%	.6500%	.7500%	.5500%
Over $2 billion	.5750%	.7750%	.6750%	.6250%	.7250%	.5250%

Average Total Daily Net Assets	Rate	Rate	Rate	Rate
	Nuveen Symphony All-Cap Core Fund	Nuveen Symphony Mid-Cap Core Fund	Nuveen Symphony Small-Mid Cap Core Fund	Nuveen Symphony Large-Cap Value Fund
For the first $125 million	.7000%	.7000%	.8000%	.6000%
For the first $125 million	.6875%	.6875%	.7875%	.5875%
For the next $250 million	.6750%	.6750%	.7750%	.5750%
For the next $500 million	.6625%	.6625%	.7625%	.5625%
For the next $1 billion	.6500%	.6500%	.7500%	.5500%
Over $2 billion	.6250%	.6250%	.7250%	.5250%

Average Total Daily Net Assets	Rate	Rate
	Nuveen Tradewinds Global Resources Fund	Nuveen Symphony Large-Cap Growth Fund
For the first $125 million	.8000%	.6500%
For the first $125 million	.7875%	.6375%
For the next $250 million	.7750%	.6250%
For the next $500 million	.7625%	.6125%
For the next $1 billion	.7500%	.6000%
Over $2 billion	.7250%	.5750%

c.	Nuveen Asset Management will waive fees and reimburse expenses in order to prevent total annual fund operating expenses (excluding 12b-1 distribution and service fees and extraordinary expenses) from exceeding the percentage of the average daily net assets of any class of fund shares of each Fund as shown on the table below, subject in all cases to possible further reductions as a result of reductions in the complex-level fee component of the management fee.

Fund	Permanent Expense Cap as a percentage of the average daily net assets of any class of the Fund
Nuveen NWQ Global All-Cap Fund	1.55%
Nuveen Santa Barbara Growth Opportunities Fund	1.50%
Nuveen Santa Barbara Growth Fund	1.40%
Nuveen Santa Barbara Dividend Growth Fund	1.30%
Nuveen Symphony All-Cap Core Fund	1.40%

Nuveen Symphony Mid-Cap Core Fund	1.40%
Nuveen Symphony Small-Mid Cap Core Fund	1.50%
Nuveen Symphony Large-Cap Value Fund	1.30%
Nuveen Tradewinds Global Resources Fund	1.55%
Nuveen Symphony Large-Cap Growth Fund	1.35%

d.	The Complex-Level Fee shall be calculated by reference to the daily net assets of the Eligible Funds, as defined in section 2 below (with such daily net assets to include, in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by the fund, such leveraging net assets) (“Complex-Level Assets”), pursuant to the following annual fee schedule:

Complex-Level Assets	Annual Fee
First $55 billion	.2000%
Next $1 billion	.1800%
Next $1 billion	.1600%
Next $3 billion	.1425%
Next $3 billion	.1325%
Next $3 billion	.1250%
Next $5 billion	.1200%
Next $5 billion	.1175%
Next $15 billion	.1150%

With respect to Complex-Level Assets over $91 billion, both the Fund (via its Board of Trustees) and the Adviser intend that the parties will meet, prior to the time when Complex-Assets reach that level, to consider and negotiate the fee rate or rates that will apply to such assets. The parties agree that, in the unlikely event that Complex-Wide Assets reach $91 billion prior to the parties reaching an agreement as to the Complex-Level Fee rate or rates to be applied to such assets, the Complex-Level Fee rate for such Complex-Level Assets shall be .1400% until such time as the parties agree to a different rate or rates.

e.	“Eligible Funds”, for purposes of the Agreement as so amended, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the advisor’s parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund’s adviser’s rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds’ Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

Dated: November 15, 2006

NUVEEN INVESTMENT TRUST II

ATTEST	By:	/S/ JESSICA R. DROEGER
Vice President

/S/ VIRGINIA O’NEAL

NUVEEN ASSET MANAGEMENT

ATTEST	By:	/S/ JULIA L. ANTONATOS
Managing Director

/S/ LARRY W. MARTIN